Exhibit 5.1

Sean M. Clayton

T: +1 858 550 6034

sclayton@cooley.com

March 3, 2015

Insys Therapeutics, Inc.

1333 S. Spectrum Blvd, Suite 100

Chandler, Arizona 85286

Ladies and Gentlemen:

We have represented Insys Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of (i) an aggregate of up to 1,714,053 shares of the Company's Common Stock, $ 0.01 par value (the “Shares”), including 1,414,053 shares issuable pursuant to the Company’s 2013 Equity Incentive Plan (the “Incentive Plan”), and 300,000 shares issuable pursuant to the Company’s 2013 Employee Stock Purchase Plan (the “Stock Plan”), and (ii) the preferred stock purchase rights (the “Rights”) associated with the Shares to be issued pursuant to that certain Rights Agreement, dated August 15, 2014 (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”). The Company has requested our opinion in connection therewith.

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the Incentive Plan and the Stock Plan, the Company's Amended and Restated Certificate of Incorporation and Bylaws, the Rights Agreement and such other documents, records, certificates, memoranda and other instruments as we deem necessary for a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof. We have also assumed that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent and that the members of the Board of Directors of the Company (the “Board”) have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. This opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this opinion addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or purchase rights issued thereunder would invalidate such rights in their entirety.

4401 Eastgate Mall, San Diego, CA 92121 T: (858) 550-6000 F: (858) 550-6420 www.cooley.com

Insys Therapeutics, Inc.

Page Two

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares and the associated Rights, when sold and issued in accordance with the Incentive Plan or the Stock Plan, as applicable, the Registration Statement and related prospectus, and the Rights Agreement, will be validly issued, and the Shares fully paid and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements under the Incentive Plan, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley llp

By:     /s/ Sean M. Clayton

Sean M. Clayton

 4401 Eastgate Mall, San Diego, CA 92121 T: (858) 550-6000 F: (858) 550-6420 www.cooley.com